EXHIBIT (d)(3)

                                 January 6, 2003

                            PERSONAL AND CONFIDENTIAL



Mr. Edward Cornell
Odd Job Stores, Inc.
200 Helen Street
South Plainfield, NJ 07080

Dear Ed:

           In connection with our interest in exploring a possible partnership (the "Transaction") with Odd Job Stores Stores, Inc. ("Odd Job Stores"), we ask that you furnish Amazing Savings, Holding LLC (the "Company") and its affiliates and its advisors with certain information which is either non-public, confidential or proprietary in nature. This information furnished by Odd Job Stores, together with analyses, compilations, forecasts, studies or documents prepared by the Company with respect to Odd Job Stores' businesses, is hereinafter referred to as the "Information." In consideration of the Company being furnished with the Information, we agree that:

          1. The Information will be kept confidential and shall not, without your prior written consent, be disclosed by the Company in any manner whatsoever, in whole or in part, and shall not be used by the Company, other than in connection with evaluating the Transaction described above. Moreover, the Company agrees to reveal the information only to representatives and employees who need to know the Information for the purpose of evaluating the Transaction described above, who are informed by us of the confidential nature of the Information and who shall agree to act in accordance with the terms and conditions of the Agreement. The Company shall be responsible for any breach of this agreement by our representatives or employees.

          2. Without Odd Job Stores' prior written consent, the Company will not disclose to any person the fact that the Information has been made available, that discussions are taking place or have taken place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction including the status thereof.

          3. The Company shall keep a record of the written Information furnished by Odd Job Stores and of the location of such Information. All copies of the Information, except for that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the Company, will be returned to Odd Job Stores immediately upon its request or, at the request of Odd Job Stores, destroyed. That



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               portion of the Information which consists of analyses,
               compilations, forecasts, studies or other documents prepared by the Company will be held by the Company and kept confidential and subject to the terms of this Agreement, or destroyed upon Odd Job Stores' request and any oral Information will continue to be subject to the terms of this Agreement. Such return and destruction will be confirmed in writing to Odd Job Stores.

          4. The term "Information" shall not include information or such portions of the Information which (i) become available to the Company on a non-confidential basis from a source other than Odd Job Stores or its agents who are not prohibited from disclosing such information to us by a legal, contractual or fiduciary obligation to Odd Job Stores, (ii) is or becomes generally available to the public other than as a result of a disclosure by the Company or our representatives, or (iii) is independently developed by the Company, its employees or representatives.

          5. In the event that the Company or anyone to whom we transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, we will provide Odd Job Stores with prompt notice so that Odd Job Stores may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Odd Job Stores waives compliance with the provisions of this Agreement, we will furnish only that portion of the Information which we are advised, by written opinion of counsel, is legally required and will exercise our best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

          6. Without Odd Job Stores' prior written consent, the Company will not for a period of one year from the date of this Agreement directly solicit for employment or employ any person who is now employed by Odd Job Stores or any of its subsidiaries in an executive or management level position (include store manager); provided that this prohibition shall not extend to solicitations by advertising in newspapers, trade magazines, or on the Internet.

Very truly yours,

/s/ Sam Friedland           01/06/03
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Signature                      Date

Sam Friedland                                              President
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Printed Name                                              Title


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